Exhibit 10.1

2013 Bonus Plan

Plan Details

1.	Plan Year defined as Calendar 2013.

2.	2013 Target Bonus percentage based upon current year business plan goals and market expectations.

3.	Bonus paid post year-end audit for Vice President and above. All staff are paid in December.

4.	Bonus percentage is calculated using employee’s ending year’s base salary.

5.	All employees must be actively employed on the date bonus checks are distributed to qualify for payment, other than the named CEO, COO and CFO who are governed by their employment agreements.

6.	Plan evaluated annually and is subject to change with or without notice and requires Board approval.

Named Executive Officers

Pursuant to the 2013 Incentive Plan, certain of the Named Executive Officers will be eligible to earn a cash bonus of up to 100% of his base salary based on the Company’s achievement of a pre-established consolidated corporate EBITDA (in the case of Messrs. Bauer, Mitchell and Grubbs), with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion as applicable. The cash bonus opportunities for our Named Executive Officers are set forth by resolution adopted by the Board.

Achievement of performance criteria in between the threshold, target and maximum levels above will result in payments calculated on a linear, 1:1 increase or decrease (e.g., if 87.5% of the target is achieved, a Named Executive Officer’s payout will be 62.5% of his salary, or if 110% of the target is achieved, a Named Executive Officer’s payment will be 85% of his salary).